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                         THE JUNDT GROWTH FUND, INC.


                               RULE 18f-3 PLAN
                   FOR MULTIPLE CLASS DISTRIBUTION SYSTEM



     Subject to the conversion of The Jundt Growth Fund, Inc. (the "Fund") to an open-end management investment company and the filing of amendments to the Articles of Incorporation of the Fund and appropriate certificates of designation relating to the separate classes of voting common shares, par value $0.01 per share ("Shares"), the Fund hereby adopts this plan (the "Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940.

     1. The Fund shall initially issue four classes of Shares, consisting of Class A Shares, Class B Shares, Class C Shares and Class D Shares. Except as otherwise provided herein: each such Class shall be equal in all respects and have the same rights and obligations as each other Class; and each share of any Class will represent an identical interest in the investment portfolio of the Fund.

     2. Contemporaneously with the adoption of this Plan, the Fund has adopted separate distribution plans pursuant to Rule 12b-1 under the Investment Company Act of 1940 with respect to the Class B Shares, Class C Shares and Class D Shares. Each such Class of shares shall bear the expense of the separate Rule 12b-1 plan applicable to it, including the account maintenance fee and/or distribution fee provided for therein.

     3. Shareholder servicing costs attributable solely to a particular Class, including the incremental transfer agency cost resulting from the deferred sales charge arrangement relating to the Class B Shares and the Class C Shares, will be allocated to such Class. Other incremental expenses that are subsequently identified that are actually incurred in a different amount by any Class may, subject to obtaining any necessary approvals that may be required by law with respect to such allocation, be separately allocated to such Class.

     4. Any expenses of the Fund not allocated to a particular Class pursuant to this Plan shall be allocated to each Class on the basis of the net asset value of such Class in relation to the net asset value of the Fund.

     5. Expenses may be waived or reimbursed by the Fund's adviser, distributor or any other provider of services to the Fund.

     6. The separate Classes of Shares of the Fund shall have the following characteristics:

         (a) CLASS A SHARES. Each of the outstanding shares of common stock of the Fund at the time of the conversion of the Fund to an open-end management investment company will be converted into a Class A Share.

         It is currently contemplated that Class A Shares will be offered exclusively to: (a) Fund shareholders at the time of the conversion of the Fund to an open-end investment company, but only so long as such shareholders remain Fund shareholders (a liquidation of the investor's account will terminate his or her privilege to invest in Class A shares); (b) directors, officers, employees and consultants of the Fund (including partners and employees of outside legal counsel to the


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     Fund), Jundt Associates, Inc. and U.S. Growth Investments, Inc.,
     members of their immediate families, and their lineal ancestors and descendants; and (c) accounts for the benefit of any of the foregoing.

          Class A Shares will be sold at net asset value plus a front-end sales load as set forth below:

                      Amount of                    Sales Load As A       Sales Load As A
                     Transaction                      Percentage          Percentage of
                  at Offering Price               of Offering Price      Net Asset Value
                  -----------------               -----------------      ---------------
           Less than $25,000                            5.25%                 5.54%
           $25,000 but less than $50,000                4.75%                 4.99%
           $50,000 but less than $100,000               4.00%                 4.17%
           $100,000 but less than $250,000              3.00%                 3.09%
           $250,000 bus less than $1,000,000            2.00%                 2.04%
           $1,000,000 and over                          0.00%                 0.00%

         Investors in Class A Shares may qualify for reduced initial sales charges through a right of accumulation taking into account an investor's holdings in all Classes of Fund Shares. Investors who purchase or accumulate at least $1 million in Fund shares qualify to add to their investment in Class A Shares of the Fund without the imposition of a front-end sales charge. Although such investors will not be subject to front-end sales charge, they will be subject to a contingent deferred sales charge of 1% (as a percentage of the lower of original purchase price or redemption proceeds) during the first year following purchase. Class A Shares will not be subject to a distribution fee or account maintenance fee. In addition, certain categories of investors (as specified from time to time in the current prospectus of Class A Shares) may qualify to purchase Class A shares at net asset value without the imposition of a front-end or contingent deferred sales charge.

          (b) CLASS B SHARES. Class B Shares will be sold at net asset value subject to a contingent deferred sales charge of 4.0% (as a percentage of the lower of original purchase price or redemption proceeds) during the first and second years following purchase, 3.0% during the third and fourth years following purchase, 2.0% during the fifth year following purchase, 1.0% during the sixth year following purchase and 0.0% following the completion of the sixth year following purchase. Class B Shares will be subject to an account maintenance fee at an annual rate of 0.25% on the average daily net assets of the Fund attributable to Class B Shares and a distribution fee at an annual rate of 0.75% of such net assets. For purposes of conversion of Class B Shares to Class D Shares, the 15th day of each month (or if such day is not a business day, the next following business day)(1) shall be deemed a "conversion date." On the conversion date next following the eighth anniversary of the purchase of a Class B Share, such Share shall automatically convert into Class
     D Shares, the conversion ratio being determined by the relative net asset value of Class B and Class D Shares on the conversion date.

-----------------------
(1) For purposes hereof, a "business day" means any day other than a Saturday, a Sunday or a day on which banking or trust institutions in the cities of Minneapolis, Minnesota and New York, New York, are authorized or obligated by law, executive order or governmental decree to be closed.


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         (c)  CLASS C SHARES.  Class C Shares will be sold at net asset value subject to a contingent deferred sales charge of 1.0% (as a percentage of the lower of original purchase price or redemption proceeds) during the first year following purchase. Class C Shares are subject to an account maintenance fee at an annual rate of 0.25% on the average daily net assets of the Fund attributable to Class C Shares and a distribution fee at an annual rate of 0.75% of such net assets.

         (d) CLASS D SHARES. Class D Shares will be sold at net asset value plus a front-end sales load as set forth below:

                      Amount of                   Sales Load As A       Sales Load As A
                     Transaction                     Percentage          Percentage of
                  at Offering Price              of Offering Price      Net Asset Value
                  -----------------              -----------------      ---------------
           Less than $25,000                           5.25%                 5.54%
           $25,000 but less than $50,000               4.75%                 4.99%
           $50,000 but less than $100,000              4.00%                 4.17%
           $100,000 but less than $250,000             3.00%                 3.09%
           $250,000 bus less than $1,000,000           2.00%                 2.04%
           $1,000,000 and over                         0.00%                 0.00%

          Investors in Class D Shares may qualify for reduced initial sales charges through a right of accumulation taking into account an investor's holdings in all Classes of Fund Shares. Investors who purchase or accumulate at least $1 million in Fund shares qualify to add to their investment in Class D Shares of the Fund without the imposition of a front-end sales charge. Although such investors will not be subject to front-end sales charge, they will be subject to a contingent deferred sales charge of 1% (as a percentage of the lower of original purchase price or redemption proceeds) during the first year following purchase. Class D Shares will be subject to an account maintenance fee at an annual rate of 0.25% of the average daily net assets of the Fund attributable to the Class D Shares. In addition, certain categories of investors (as specified from time to time in the current prospectus of Class D Shares) may qualify to purchase Class D shares at net asset value without the imposition of a front-end or contingent deferred sales charge.

     7. Each Class of Shares shall have exclusive voting rights on any matter submitted to shareholders of the Fund that relates solely to such Class or the arrangements contained herein relating to allocation of expenses to such Class.

     8. Each Class shall have separate voting rights on any matter submitted to shareholders of the Fund in which the interest of one Class differs from the interest of any other Class. Before this Plan is amended in any material respect, a majority of the directors of the Fund, and a majority of the directors who are not interested persons of the Fund, shall find that the Plan, as proposed to be amended, including the expense allocation, is in the best interests of each Class individually and the Fund as a whole. Before any vote on any such amendment, the directors shall request and evaluate, and any agreement relating to the arrangements contained in this Plan shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the Plan and such amendment.


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